GMAC MORTGAGE CORPORATION
                               Seller and Servicer
                       GMACM MORTGAGE LOAN TRUST 2000-HE3
                                     Issuer
                    Residential Asset Mortgage Products, Inc.
                                    Depositor
                GMACM Mortgage Loan-Backed Notes, Series 2000-HE3
                        Supplement dated October 30, 2000
                                       to
                  prospectus supplement dated October 25, 2000
                                       to
                       prospectus dated September 21, 2000
                                   ----------

Capitalized terms used in this supplement are defined in the prospectus supplement dated October 25, 2000, to which this supplement is attached.

        The prospectus supplement is hereby revised as follows:

        (i) The reference to 10.00% in the note rate for the Class A-1 notes and the Class A-6 notes listed on page S-7 should be disregarded and replaced with 10.50%.

        (ii) The reference to 10.00% in the first sentence under "Risk Factors-Special Yield and Prepayment Considerations - Class A-1 and Class A-6 notes" on page S-19, should be disregarded and replaced with 10.50%.

        (iii)The reference to 10.00% in the definition of "Note Rate" under "Description of the Securities - Glossary of Terms" for the Class A-1 notes and the Class A-6 notes listed on pages S-61 and S-62, respectively, should be disregarded and replaced with 10.50%.

        This supplement may be used to offer or sell the notes offered hereby only if accompanied by the prospectus supplement and prospectus.

        Dealers will be required to deliver a supplement, prospectus supplement and prospectus when acting as underwriters of the notes offered hereby and with respect to their unsold allotments or subscriptions. In addition, all dealers selling the notes, whether or not participating in this offering, may be required to deliver a supplement, prospectus supplement and prospectus until January 28, 2001.



                            Bear, Stearns & Co. Inc.

                          First Union Securities, Inc.

                         Greenwich Capital Markets, Inc.


                                October 30, 2000